EXHIBIT 10.1

Cooperation Agreement of Basic Public Health Service Items in Jilin Province [Translated Copy]

Party A: Health Information Institute of Jilin Province

Party B: Hyperera Technology (Beijing) Ltd.

According to the spirit of the Ministry of finance, health and family planning commission Ministry on promoting the equalization of basic public health services gradually, by the unified leadership of the government, Party A will implement an intervention measures on the health problems of urban and rural residents, to reduce the major health risk factors, and effective the prevention and control of major infectious diseases and chronic diseases, to improve the emergency ability of public health service and public health emergencies, so that urban and rural residents gradually enjoy equal access to basic public health services. Accordingly, in order to promote the urban and rural residents electronic health records management, strengthening public health information management of Jilin Province, Party A entrusts Party B to implement the project, and the two parties have reached the following agreements:

1.

Party A plans to gradually promoting project of gradually equal access to basic public health services，and decided to start at the city of Bai Cheng of Jilin Province as a pilot, and then quickly spread within the province to comprehensive implementation.

2.

According to the plan of Party A，Party B will install " Hyperera Medical Intelligent Patrol Box " gradually in Jilin Province, and provide the interface of electronic health records for urban and rural residents，to reflect the personal health indicators and the vital signs Completely, in order to provide convenient services for strengthening public health information management.

3.

Party A plans to install 5400 sets of " Hyperera Medical Intelligent Patrol Box " to the whole province within one year, a monthly average of 450 sets of installation, at the price of 19600 yuan every set and the total amount is 105840000 yuan.

4.

The settlement way: Party B needs to send " Hyperera Medical Intelligent Patrol Box " to a location which was designated by Party A, after acceptance, Installation and commissioning, according to the actual confirmation sets, Party A will settlement of the payment.

5.

Acceptance of equipment: Both parties reached a consensus in the acceptance of equipment, before the handover of equipment losses shall be borne by Party B, after that the losses borne by Party A. After Party B pay the whole payment to Party A, the ownership of the equipment will transfer from Party B to Party A.

6.

Party B shall provide free normal maintenance to support Party A’s work for one year since the installation of equipment, Party A shall bear the cost of spare parts. Party B has the right to refuse the free maintenance if Party A fails to reasonable use and maintenance of the equipment, or man-made improper use, resulting in improper storage of equipment damage.

If the equipment damage caused by equipment manufacturers in design or the defects in the manufacturing process after the equipment put into use, Party B shall be responsible for replacement and bear the expenses resulting from it.

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7.

From the official opening of Party B’s equipment, Party B shall guarantee to provide a full range of information technology services, timely collection of personal health life signs of the index, collection of complete data uploaded to the province health information center, for the management of health information of urban and rural residents, provide timely reference to contain the spread of various diseases and various kinds of disease treatment.

8.

According to the related policy of the government, Party A guarantees implement the financial support for basic public health service fund of the government, according to a standard of not less than 3 yuan per person. This income will be shared by both sides, Party A charge 30%; Party B charge 70%, to provide paid service fee for the Party B’s Information technology support, the above income according to the quarterly settlement.

9.

The existing population of Jilin Province is more than 27000000, as the financial support funds calculation per capita annual 5 yuan, the whole year is expected to 81000000 yuan. Liaoning province, Heilongjiang province and Inner Mongolia has a population of 1.4 billion, as the financial support funds calculation of 3 yuan per capita annual, the whole year is expected 4.2 billion yuan, and a total of 5.01 billion a year. According to the proportion of the charge distribution Party A has the obligation to ensure Party B’s right of return.

10.

Default: If on the occurrence of the consequence cannot prevent and avoid the force majeure caused by the earthquake, tsunami, typhoon, flood, war, strike and other unforeseen and, led directly to the agreement or not properly perform, the both sides shall not bear the liability for breach of contract.

11.	The term of the contract: the validity period of the contract is three years. If the both sides intend to continue to cooperate after the expiration, it can be negotiated contract.

12.

The contract modification and termination: Any side shall be 5 days in advance written notice to the other one for modification, alteration or termination of the contract. The both sides have to make a written form of the contract to make a modification, alteration or termination.

13.	The other matters not settled shall be friendly negotiation by Party A and Party B. The negotiation results in written form results, as the supplementary provisions of this agreement.

Four copies of this agreement, the both sides each hold two copies.

Party A: Health Information Institute of Jilin Province		Party B: Hyperera Technology (Beijing) Ltd.

Address:	No. 971 JianZheng Road Changchun City	Address:	No.11A, block B East Sanhuan South Road 17, Chaoyang District Beijing city
	tel：0431-88988707		tel：010-87663329
	fax：0431-88988707		fax：010-87664589